Exhibit 10.28

FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This Fourth Amendment to Amended and Restated. Loan Agreement (this “Amendment”) dated May 21, 2014, is by and among BMO Harris Bank N.A., formerly known as Harris N.A. (“Lender”), Duluth Holdings Inc., a Wisconsin corporation (“Holdings”), and Duluth Trading Company, LLC, a Wisconsin limited liability company (“Trading,” and collectively with Holdings, the “Borrowers”).

RECITALS

WHEREAS, Lender and Borrowers are parties to that certain Amended and Restated Loan Agreement dated June 13, 2011, as amended by First Amendment to Amended and Restated Loan Agreement dated June 30, 2012, Second Amendment to Amended and Restated Loan Agreement dated December 27, 2013 and Third Amendment to Amended and Restated Loan Agreement dated April 15, 2014 (the “Loan Agreement”); and

WHEREAS, Borrowers and Lender desire to amend the Loan Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, Lender and Borrowers hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement. As used in the Loan Agreement as amended hereby, the following terms shall have the following meanings:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, as to each Borrower, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Borrower of, or the grant by such Borrower of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Borrower or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Borrower is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Borrower becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Maximum Advance Amount” shall mean (i) Thirty Million and 00/100 Dollars ($30,000,000.00) for the time period between April 1 and December 31 of each year and (ii) Ten Million and 00/100 Dollars ($10,000,000.00) for all other periods.

“Revolving Note” means the Borrowers’ Third Amended and Restated Revolving Note dated the date hereof in favor of Lender in the maximum principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00), as it may be amended, modified, supplemented or replaced from time to time.

“Schlecht BMO Loan” means the loan evidenced by Term Note A.

“Swap Obligation” means, with respect to each Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.”

“Termination Date” means the earlier of (a) (i) for the Revolving Note, May 31, 2015, (ii) for Term Note A, March 5, 2017, and (iii) for Term Note B, May 21, 2019, or (b) the date on which the Lender terminates the Borrowers’ rights hereunder.

“Term Loan B” shall mean the advance under Section 3.4(b) of the Loan Agreement as amended hereby.

“Term Note A” means the Promissory Note dated March 5, 2012 in the original principal amount of $3,750,000.00 and executed by Schlecht Enterprises LLC in favor of Lender, which Promissory Note is being assumed by Borrowers on the date hereof.

“Term Note B” means the Term Note B dated the date hereof and executed by Borrowers in favor of Lender in the original principal amount of $632,000.00.

2. References Updated. The references to “Term Note” in the following places in the Loan Agreement are amended to read “Term Notes”: definition of “Funded Debt” and definition of “Notes.” The references to “the Note” in the following places in the Loan Agreement are amended to read “the Notes”: Section 12.2 and the paragraph following Section 10.9 and preceding Section 11. The reference to “the Note” in Section 3.5(c)(ii) of the Loan Agreement is amended to read “the Revolving Note and Term Note A.” Section 4.3 is amended to delete the references to “the Term Loan” and replace them with “Term Loan B”. The reference to “Termination Date” in Section 11 of the Loan Agreement shall mean the latest of the Termination Dates. The references to “Termination Date” in the following places in the Loan Agreement shall mean the Termination Date for the Revolving Loan: Section 3.1 and Section 3.2.

3. Term Loans. Section 3.4 of the Loan Agreement is amended to read as follows:

“3.4 Term Loans.

(a) Term Loan A. Borrowers are assuming the Schlecht BMO Loan on the date hereof. The Schlecht BMO Loan shall be Term Loan A under this Agreement, shall be governed by this Agreement and shall be evidenced by Term Note A. Each Borrower promises to pay Term Note A as provided in Term Note A. At Lender’s sole option, payments due under Term Note A shall be debited to Borrowers’ loan account ledger for the Revolving Credit Facility or debited against any Borrower’s commercial demand account maintained with Lender. Amounts repaid on Term Note A may not be reborrowed.

(b) Term Loan B. Subject to the terms, conditions and limitations hereof, Lender will lend to Borrower the principal amount of Six Hundred Thirty Two Thousand and 00/100 Dollars ($632,000.00). The loan so made shall be evidenced by Term Note B. Each Borrower promises to pay to Lender the outstanding principal and accrued and unpaid interest under Term Note B as follows: (a) on the first day of each month, a payment in the amount of $5,267.00 principal plus all accrued and unpaid interest, and (b) a final payment of all outstanding principal and interest on the Termination Date for Term Note B. At Lender’s sole option, payments due under Term Note B shall be debited to Borrowers’ loan account ledger for the Revolving Credit Facility or debited against any Borrower’s commercial demand account maintained with Lender. Amounts repaid on Term Note B may not be reborrowed.”

(c) Use of Proceeds of Term Loans. Borrowers shall use proceeds of the Term Loans to purchase the real estate of Schlecht Enterprises LLC.”

4. Interest. Section 3.5(a) of the Loan Agreement is amended to read as follows:

“(a) Interest Rate. The unpaid principal balances of the Revolving Note and Term Note A shall bear interest at a rate equal to the applicable Adjusted LIBOR Rate in effect from time to time. The unpaid balances of Term Note B shall bear interest at the rate of four percent (4.0%) per annum. Accrued and unpaid interest on the Revolving Note shall be payable in arrears on the last day of each month and on the date of termination of this Agreement; provided that interest accrued pursuant to Section 3.5(b) shall be payable on demand. Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Interest on Advances will be computed on the unpaid principal balance from the date of each borrowing. The LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.”

5. Excluded Swap Obligations. The following is added to the Loan Agreement as Section 3.6(i):

“(i) Excluded Swap Obligations. Notwithstanding anything to the contrary contained herein, as to each Borrower, “Guarantied Indebtedness” shall exclude obligations that are Excluded Swap Obligations as to such Borrower.

6. Facility Fee. Borrowers shall pay a facility fee on the date hereof in the amount of Ten Thousand and 00/100 Dollars ($10,000.00), which amount shall be deemed fully earned upon Lender’s execution of this Agreement.

7. Conditions Precedent. This Amendment shall not be effective until Borrowers have delivered the following documents, executed as appropriate:

(a)	this Amendment;

(b)	the Revolving Note;

(c)	Term Note B;

(d)	A Mortgage of the property located at 1107 River Street, Belleville, Wisconsin, together with such evidence of title, surveys and other due diligence as Lender may request;

(e)	An amendment to the Security Agreement;

(f)	such documents relating to the assumption of the Schlecht BMO Loan and related interest rate swap as Lender may request;

(g)	evidence of the closing on the purchase by Holdings of the real estate of Schlecht Enterprises LLC, with the purchase price of such real estate paid in cash and with no more than $1,918,700.00 of proceeds of the Revolving Loan used for such purchase;

(h)	such evidence of insurance as Lender may request;

(i)	a legal opinion of Borrowers’ counsel in such form as may be requested by Lender;

(j)	an Officer’s Certificate and Borrowing Resolutions of Holdings; and

(k)	an Officer’s Certificate and Borrowing Resolutions of Trading.

8. Effect of Amendment. Except as amended hereby or otherwise in writing signed by the party against whom it is to be enforced, the Notes and the Loan Agreement shall remain in full force and effect.

9. Fees and Expenses. Borrowers shall pay all fees and expenses incurred by Lender (including fees of counsel) in connection with the preparation, issuance, maintenance and enforcement of this Amendment.

10. Law Governing. This Amendment shall be governed by the laws of the State of Wisconsin.

11. Binding Effect. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

12. Counterparts. This Amendment may be executed in counterparts, all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

DULUTH HOLDINGS INC.

By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer

DULUTH TRADING COMPANY, LLC

By:	Duluth Holdings Inc., its sole member

	By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer

BMO HARRIS BANK N.A.

By:	/s/ John M. Howard
John M. Howard, Senior Vice President

[Signature Page to Fourth Amendment to Amended and Restated Loan Agreement]